EXHIBIT 5.1

                                                              October __, 1998

Ford Credit Auto Receivables LLC
The American Road
Dearborn, Michigan 48121

         Re:      Ford Credit Auto Loan Master Trust II
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special counsel for Ford Credit Auto Receivables LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the registration statement on Form S-3 (the "Registration Statement") relating to the proposed issuance of the Ford Credit Auto Loan Master Trust II Auto Loan Asset Backed Certificates (the "Certificates") from time to time in one or more series (each, a "Series"). Amendment No. 1 to the Registration Statement is being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the terms and conditions of a separate supplement (each, a "Series Supplement") to the pooling and servicing agreement dated as of September 30, 1997 (the "Agreement"), among the Company, as transferor, Ford Motor Credit Company, as master servicer, and The Chase Manhattan Bank, as trustee (the "Trustee").

         We have examined a copy of the Agreement and the form of Series Supplement, as filed as exhibits to the Registration Statement, and the forms of Certificates included therein and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that when a Series of Certificates has been duly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee in accordance with the terms of the Agreement and the related Series Supplement and issued and delivered against payment therefor as described in the Registration Statement, such Series of Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the Agreement and the related Series Supplement.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein) and the federal laws of the United States of America.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in each Prospectus forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                       Very truly yours,


                                                       /s/ Brown & Wood LLP